UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): June 14, 2006

                           SIBERIAN ENERGY GROUP INC.
                           --------------------------
           (Exact name of registrant as specified in its charter)

                   Nevada             333-118902           52-2207080
       ---------------------------    ----------      -------------------
     (State  or  other  jurisdiction  (Commission        (IRS  Employer
            of  incorporation)        File  Number)   Identification  No.)

           275  Madison  Ave,  6th  Floor,  New  York,  NY    10016
           -----------------------------------------------------------
           (Address  of  principal  executive offices)      (Zip Code)


                                 (212)  828-3011
                         -------------------------------
                          Registrant's  telephone  number

         --------------------------------------------------------------

ITEM 8.01 - OTHER EVENTS

On June 14, 2006, Zauralneftegaz, Ltd., a Russian company ("ZNG"), which is wholly owned by a joint venture company, Zauralneftegaz, Ltd., ("ZNG, Ltd."), which Siberian Energy Group Inc. (the "Company," "we," "us") owns 50% of through its joint venture with Baltic Petroleum (E&P) Ltd., which operates ZNG, Ltd., was awarded the license to one of the five exploration and production licenses in Western Siberia, Russia that it applied for in the third and fourth quarters of 2005 and the first quarter of 2006.

The 25 year license awarded to ZNG on June 14, 2006, was for the Lebyazhevsky block, located in the eastern part of the existing license areas of ZNG, which has a total area of approximately 170 square kilometers. It is anticipated that the technical review of the existing survey data on the newly licensed area will begin as soon as the Russian Ministry of Natural Resources formally confirms the award of the licenses to ZNG, which is expected to occur within the next twenty (20) days.

With the award of the Lebyazhevsky block and the two earlier license awards which occurred on May 31, 2006, for the Yuzhno-Voskresnsky and Petuhovsky

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blocks,  ZNG  now  holds  a  total  of  seven (7) oil exploration and production licenses in Western Siberia, Russia, which in total encompass over 1,000,000 acres.

The auction date for the two remaining licenses for which ZNG has applied are anticipated to be held during the fourth quarter of 2006.

The  following  is  a  brief  description  of  Lebyazhevsky  block:

     The Lebyazhevsky block, with a total area of 170 square kilometers (approximately 43,990 acres), is located in the Kurgan Region, of Siberia, Russia, 13-22 km to the South-East of the center of administrative region of Lebyazhye.

     The block is covered by a general geological survey (1:200,000 scale), gravimetric survey (1:100,000 scale), aeromagnetic survey (1:50,000 scale) and partially by seismic surveys by common-midpoint (CMP) and seismic reflection method.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIBERIAN ENERGY GROUP, INC.

By: /s/ David Zaikin
-------------------------
David Zaikin, Chief Executive Officer

Dated: June 14, 2006

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